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As filed with the Securities and Exchange Commission on December 20, 2000

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Exact Name of the Registrant:	PACCAR Inc
State of Incorporation:	Delaware
I.R.S. Employer Identification No.:	91-0351110
Address of Principal Offices:	777—106th Avenue N.E. Bellevue, Washington 98004
Telephone Number:	(425) 468-7400
Full Title of the Plan:	PACCAR Inc Savings Investment Plan
Agent's Name and Address:	Janice M. D'Amato PACCAR Inc 777—106th Avenue N.E. Bellevue, Washington 98004 (425) 468-7431

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $1 par value	2,000,000 shares	Not applicable	$86,687,500.00(1)	$22,885.50

    In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(1)
The aggregate offering price was estimated pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the amount of the registration fee. The price per share is estimated to be $43.34 based on the average of the high ($44.75) and low ($41.94) prices reported for the Common Stock in the over-the-counter market on December 15, 2000, as reported on the Nasdaq National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The Company and the PACCAR Inc Savings Investment Plan (the "Plan") incorporate the following documents by reference:

  (1)
  The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1999 and the most current PACCAR Inc Savings Investment Plan annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is filed subsequent to the filing of this Form S-8 dated December 20, 2000.

  (2)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the registrant document referred to in (1) above.

  (3)
  The description of the Company's Common Stock contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

  (4)
  All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    Not applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not applicable.

Item 6.  Indemnification of Directors and Officers.

    Article XII of the Company's Certificate of Incorporation authorizes the Company to indemnify any present or former director or officer of the Company or, if the individual is serving at another organization at the Company's request, as a present or former director, officer, employee, or agent of another organization, against expenses, liabilities, and losses incurred by such a person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent authorized by the Delaware General Corporation Law as it now exists or may be amended (the "DGCL"). The DGCL authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933.

    In addition, the Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 7.  Exemptions from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

    The Exhibits to this registration statement are listed in the Index to Exhibits on page 7.

Item 9.  Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
Pursuant to Item 8(b) of Form S-8, in lieu of an Internal Revenue Service ("IRS") determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code, the undersigned registrant hereby undertakes that it will submit the Plan and the amendments thereto to the IRS in a timely manner and will make all changes required by the IRS to qualify the Plan.

SIGNATURES

    The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 in relation to the PACCAR Inc Savings Investment Plan and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 18th day of December, 2000.

PACCAR INC
By	/s/ J. M. D'AMATO J. M. D'Amato Secretary

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on December 18, 2000 in the capacities indicated.

/s/ M.C. PIGOTT M.C. Pigott	Chairman and Chief Executive Officer (principal executive officer)
/s/ M.A. TEMBREULL M.A. Tembreull	Vice Chairman (principal financial officer)
/s/ G.D. HATCHEL G.D. Hatchel	Vice President and Controller (principal accounting officer)
J.M. Fluke, Jr.* G. Grinstein* D.J. Hovind* D.K. Newbigging* C.M. Pigott* J.C. Pigott* W.G. Reed, Jr.* M.A. Tembreull* H.A. Wagner*	Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc Director, PACCAR Inc
*By	/s/ M.C. PIGOTT M.C. Pigott Attorney-in-Fact

    The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on December 18, 2000.

PACCAR INC SAVINGS INVESTMENT PLAN
By	/s/ M.C. PIGOTT M.C. Pigott Chairman and Chief Executive Officer, PACCAR Inc

INDEX TO EXHIBITS

Exhibit No.	Exhibit	Sequentially Numbered Page
4.1	PACCAR Inc Savings Investment Plan
23.1	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS